Exhibit 99.1

MOBILEBITS COMPLETES MERGER WITH PRINGO, INC.
 DIGITAL SOLUTION TO SIMPLIFY CONTENT DELIVERY AND MAXIMIZE REVENUE

Sarasota, FL & Los Angeles, – December 6, 2011 – MobileBits Holdings Corp., (OTCBB: MBIT), today announced that it has completed its merger with Pringo, Inc. under the terms of the merger agreement entered into by MobileBits and Pringo. With this merger, MobileBits, a global technology company that delivers quick and easy mobile content combined with targeted advertisements, has now expanded its core capabilities; featuring a single, end-to-end digital platform to strengthen its mobile and web solutions.

The integration of Pringo's development, content management system, and user management tools into the MobileBits platform results in a highly scalable solution for delivery and connection of content and targeted advertisements to any device. MobileBits’ end-to-end platform combines social, search, rich media, commerce and targeted advertising in one extensible, open architecture package that is available in 23 languages.

According to Yankee Group’s latest Mobile Money Forecast, the value of global mobile transactions will grow from $241 billion in 2011 to more than $1 trillion by 2015. MobileBits' new capabilities and integrated features significantly enhance its strength to capitalize on the tremendous growth taking place in the global mobile data marketplace by reducing the time it takes to deliver and monetize any digital content.

“This merger leverages our mobile and web technologies and combines it into one single platform, providing the first solution that offers all the key features needed to deliver content with the greatest monetization capability,” said Walter Kostiuk, Chairman, President and Chief Strategy Officer of MobileBits.

Gartner predicts that by 2013, the number one way consumers will access the Internet will be through their mobile devices. With mobile growth exploding, it's important for marketers to participate in this rapidly-evolving channel in order to maintain their competitive advantages.

“We are excited about bringing MobileBits and Pringo together to simplify the digital landscape for any client,” says Majid Abai, CEO of MobileBits, formerly CEO of Pringo. "With this merger, we will be in a strong position to enable products that can capitalize on the enormous growth of mobile devices to deliver rich content to any device, anytime, anywhere.”

Mr. Kostiuk, Founder of MobileBits, will remain Chairman, President and Chief Strategy Officer. Mr. Abai will assume the role of Chief Executive Officer of the company; Harvard Young, co-Founder and CTO of Pringo will join MobileBits as Chief Technology Officer, and Jonathan Witte, formerly of NeuLion, joins the company as Vice President of Sales. MobileBits will base its headquarters in Los Angeles and maintain operations in Sarasota, Florida and Toronto, Canada with expansion plans for New York and Europe in 2012.

1990 Main Street   •  Suite 750  •  Sarasota, FL  34236
(P):  941.309.5356   •    (F):  941.309.5257
www.mobilebits.com

More information about the transaction may be found in a current report on Form 8-K filed on December 6, 2011 with the United States Securities and Exchange Commission.

About MobileBits
MobileBits Holdings Corp. is a global technology company that provides an end-to-end solution that enables any enterprise to manage its entire digital presence from a single platform. Through its Pringo product, MobileBits delivers social, search, rich media, commerce and targeted advertising solutions to any device.  To learn more, visit www.mobilebits.com.

About Pringo, Inc.
Pringo provides software tools that combine enterprise-class multilingual portals, CMS, user management tool, and social collaboration features in one open-source package. Its products allow for deployment and management of all websites in an organization from a simple administration console. Pringo products are an essential component of any organization’s sales, marketing and internal and external communications strategies. Pringo is based in Los Angeles, CA. For more information, please visit www.pringo.com.

For more information contact:

Media:
MobileBits
T: 941-309-5356
media@mobilebits.com
or
Investor Contact:
Todd Fromer / Garth Russell
KCSA Strategic Communications
P: 212-896-1215 / 212-896-1250
Email: tfromer@kcsa.com / grussell@kcsa.com

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1990 Main Street   •  Suite 750  •  Sarasota, FL  34236
(P):  941.309.5356   •    (F):  941.309.5257
www.mobilebits.com